     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 30, 1998

                                REGISTRATION NO. 33-
                         SECURITIES AND EXCHANGE COMMISSION
                               WASHINGTON, D.C. 20549

                                      FORM S-3
                               REGISTRATION STATEMENT
                                       UNDER
                             THE SECURITIES ACT OF 1933

                                    BIGMAR, INC.
               (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

               DELAWARE                                   31-1445779
     (STATE OR OTHER JURISDICTION OF                   (I.R.S. EMPLOYER
     INCORPORATION OR ORGANIZATION)                    IDENTIFICATION NO.)


                              9711 SPORTSMAN CLUB ROAD
                             JOHNSTOWN, OHIO 43031-9141
                                   (740) 966-5800
    (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                     REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               MR. MICHAEL K. MEDORS
                              SECRETARY AND TREASURER
                                    BIGMAR, INC.
                              9711 SPORTSMAN CLUB ROAD
                             JOHNSTOWN, OHIO 43031-9141
                                   (740) 966-5800
  (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                                OF AGENT FOR SERVICE)

                         COPIES TO: STEVEN R. KERBER, ESQ.
                                BRICKER & ECKLER LLP
                               100 SOUTH THIRD STREET
                             COLUMBUS, OHIO 43215-4291
                                   (614) 227-2300

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.
[ __ ]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ X ]

                          CALCULATION OF REGISTRATION FEE

                                           PROPOSED           PROPOSED
  TITLE OF SHARES TO                        MAXIMUM            MAXIMUM
    BE REGISTERED       AMOUNT TO BE     OFFERING PRICE        AGGREGATE           AMOUNT OF
       ----------      REGISTERED (1)     PER SHARE (2)   OFFERING PRICE (2)   REGISTRATION FEE
                       --------------     -------------   ------------------   ----------------

 Common Stock, $.001
 par value                150,000            $2.031            $304,650.00           $90.00




(1) In accordance with Rule 416 under the Securities Act of 1933, Common Stock offered hereby shall also be deemed to cover additional securities to be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(2) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to rules 457(g), and 457(c), based on the average of the high and low reported price of the Company's common stock on September 28, 1998.

THE REGISTRANT HEREBY AMENDS THE REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                  SUBJECT TO COMPLETION, DATED SEPTEMBER 30, 1998

                                   150,000 SHARES

                                    BIGMAR, INC.

                                    COMMON STOCK
                                  $.001 PAR VALUE

All of the shares of the Common Stock, par value $0.001 per share (the "Common Stock"), of Bigmar, Inc., a Delaware corporation ("Bigmar", the "Company" or the "Registrant"), offered hereby (the "Shares") were issued by the Company in a private placement to the entity named herein under "Selling Stockholder." All of the Shares are being offered by the selling stockholder or by pledgees, donees, transferees or other successors in interest and permitted assigns of such selling stockholder (the "Selling Stockholder").
The Company will not receive any of the proceeds from the sale of the Shares by Selling Stockholder; however, in consideration of issuing the Shares to the Selling Stockholder, the Company received net proceeds of $300,000.00 which will be used for working capital and other general corporate purposes.

The Company has not made any underwriting arrangements with respect to the Shares. The Company's Common Stock is quoted on the Nasdaq SmallCap Market-SM-under the symbol "BGMR" and on the Boston Stock Exchange under the symbol "BGM". On September 28, 1998, the last sale price of the Company's Common Stock as reported by Nasdaq was $2.031 per share.

This Prospectus is to be used in connection with the sale of the Shares from time to time by the Selling Stockholder. The Shares may be sold from time to time by the Selling Stockholder, directly or through underwriters, dealers or agents, in market transactions, including block trades or ordinary brokers transactions or in privately-negotiated transactions. The price at which any of the Shares may be sold, and the commissions, if any, paid in connection with any sale, may be privately negotiated, may be based on then prevailing market prices and may vary from transaction to transaction and as a result are not currently known. This Prospectus may be used by the Selling Stockholder or by any broker-dealer who may participate in sales of securities covered hereby. See "Plan of Distribution and Offering Price."

The Company will pay certain of the legal and other expenses of this offering (estimated to be $10,090.00), except that the Selling Stockholder will bear the cost of any brokerage commissions or discounts incurred in connection with the sale of its Shares.

              THE SHARES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK.
                     (SEE "RISK FACTORS" BEGINNING ON PAGE 5)

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                 The date of this Prospectus is September 30, 1998.

     No dealer, salesperson or other person has been authorized to give any information or to make any representations not contained, or incorporated by reference, in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or the Selling Stockholder. This Prospectus does not constitute an offer to sell or the solicitation of any offer to buy any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information herein is correct as of any time subsequent to the date hereof or that there has been no change in the affairs of the Company since such date.

                                    RISK FACTORS

     In addition to the other information in this Prospectus, the following factors should be carefully considered in evaluating an investment in the Shares offered by this Prospectus:

     DEVELOPMENT STAGE; HISTORY OF LOSSES. The Company was incorporated in September l995 and was a development stage company until it effectuated a stock-for-stock exchange on April 8, 1996 whereby Bigmar Pharmaceuticals SA ("Bigmar Pharmaceuticals") and Bioren SA ("Bioren") became subsidiaries of the Company. In addition, the Company and its subsidiaries have incurred net losses in the past. For the years ended December 31, 1993 and 1994, Bioren incurred net losses, before extraordinary item, of approximately $1,804,000 and $2,984,000, respectively, and for the year ended December 31, 1995, the Company (which includes the results of operations of Bioren from July 1, 1995) incurred a net loss of approximately $97,000. For the year ended December 31, 1996, the Company incurred a net loss of $1,639,544. For the year ended December 31, 1997, the Company incurred a net loss of $7,378,024. There can be no assurance that the Company's operations will achieve profitability at any time in the future or, if achieved, that such profitability will be sustained.

     EXPANSION OF OFFERED PRODUCTS; LIMITED EXPERIENCE. The Company's business strategy relies primarily on its success in manufacturing and marketing oncological products, an area in which the Company has limited experience. The success of its business strategy should be considered in light of the risks, expenses and difficulties frequently encountered in entering into industries characterized by intense competition: completing product development; obtaining regulatory approvals in certain European countries, the United States and elsewhere for its products; gaining market acceptance of the Company's products; entering into new collaborative agreements and maintaining existing collaborative arrangements. There can be no assurance that the Company will be able to manufacture or market its products and proposed products, maintain or expand its market share or achieve commercial revenues from its products and proposed products in the future. In addition, aspects of the Company's business strategy can only be implemented if the Company's manufacturing facility in Barbengo, Switzerland ("Bigmar Facility") becomes fully operational and all necessary regulatory approvals are obtained. Some of the foregoing factors are not within the Company's control and there can be no assurance that the Company will be able to implement its business strategy, that the facility will become operational (including obtaining regulatory approvals) or that its business strategy will result in profitability.

     RELIANCE ON PLM. In March 1995, Bioren entered into an agreement with PLM Langeskov A/S ("PLM") pursuant to which Bioren acquired the exclusive right to purchase intravenous solution containers from PLM and to package and distribute intravenous infusion solutions ("IV Solutions") in these containers in Switzerland and Liechtenstein ("PLM Agreement"). Under the terms of the PLM Agreement, PLM is entitled to terminate the exclusivity portion of the agreement if, among other things, Bioren does not purchase a minimum number of intravenous solution containers each year. The PLM Agreement expires in the year 2005, unless it is earlier terminated. In addition, the PLM Agreement may be terminated by either party upon the occurrence of certain specified conditions, including if the products or their production infringe, or are alleged to infringe, the intellectual property rights of third parties. The termination of the PLM Agreement could have a material adverse effect on the Company.

     RELIANCE ON NETWORK OF PHARMACEUTICAL COMPANIES FOR MARKETING; DEPENDENCE ON ADDITIONAL COLLABORATIVE ARRANGEMENTS. The Company has granted certain companies the exclusive right to market and distribute, in certain territories, selected oncological products of the Company and the right of first refusal to market and distribute, in specified areas, certain of the Company's proposed products. As a result, the Company may not independently market products or proposed products that are covered by those agreements and may not enter into strategic alliances or collaborative arrangements with others relating to any products covered by (i) an exclusivity arrangement or
(ii) a right of first refusal (without in the latter instance first offering such right to the holders). Restrictions regarding exclusivity and rights of first refusal limit the Company's ability to pursue and negotiate collaborative arrangements with other entities on terms which may be more favorable to the Company. In addition, the amount of resources and the time that any of these collaborators devote towards marketing the Company's products or proposed products are not within the Company's control. There can be no assurance that any marketing, sales or other efforts undertaken by the Company or its collaborators will be successful. Each of the agreements terminates under certain specified circumstances and any termination could have a material adverse effect on the Company. Consistent with its business strategy, the Company intends to pursue additional collaborative arrangements with third parties. There can be no assurance, however, that the Company will be able to find additional collaborators or negotiate additional collaborative arrangements on terms acceptable to the Company, that the collaborative arrangements with the Company will be successful, or that collaborators will devote sufficient resources to the Company's products, proposed products or technologies. In addition, there can be no assurance that future collaborative arrangements will not allow others to enter into arrangements with the Company's collaborators for the commercialization of the same product or that collaborators will not pursue alternative products either on their own or in collaboration with others, including the Company's competitors.

     DEPENDENCE ON KEY SUPPLIERS. The majority of raw materials needed to manufacture the Company's products and proposed products generally are not readily available and must be purchased from limited sources. In addition, the Company obtains containers for IV Solutions from a sole supplier. See "Reliance on PLM". The Company's reliance on a sole or limited number of suppliers involves several risks, including obtaining an adequate supply of raw materials and components in order to manufacture or market products or proposed products, increased raw material or component costs and reduced control over pricing, quality and timely delivery. Any interruption in the supply of raw materials or components could have a material adverse effect on the Company. In addition, obtaining raw materials from a new source may require regulatory approval. Furthermore, certain potential alternative suppliers may have pre-existing exclusive relationships with competitors of the Company and others which may preclude the Company from manufacturing certain of its proposed products.

     NO ASSURANCE OF SUCCESSFUL PRODUCT DEVELOPMENT; UNCERTAINTY OF MARKET ACCEPTANCE OF CERTAIN PROPOSED PRODUCTS. The Company currently markets certain oncological products. Any unexpected developmental, regulatory or manufacturing problems could delay the commercialization of the Company's current or proposed products and have a material adverse effect on the Company and its prospects. In addition, the market acceptance of any of the Company's current or proposed products will be substantially dependent on the ability of the Company's collaborators to demonstrate to the medical and healthcare communities the capabilities, perceived benefits, and efficacy of the Company's current or proposed products, and to sell commercial quantities of the current or proposed products at acceptable costs. There can be no assurance that the Company will be able to successfully develop its current or proposed products or that it will be able to gain market acceptance for such products.

     NEED FOR ADDITIONAL FINANCING. The Company will need to raise substantial additional funds to continue to fund operating expenses for its expansion strategy during the next 12 months. There can be no assurance that additional financing will be available, or, if available, that such financing will be on terms favorable to the Company. Failure to obtain such additional financing could have a material adverse effect on the Company.

     COMPETITION AND RAPID TECHNOLOGICAL CHANGE. The pharmaceutical industry is subject to intense competition and rapid and significant technological change. The Company faces competition from other pharmaceutical companies, particularly regarding its generic products, many of which companies have substantially greater financial and other resources than the Company and, therefore, are able to spend more than the Company in areas such as product development, manufacturing and marketing. Although a company with greater resources will not necessarily receive regulatory approval for a particular generic drug before its smaller competitors, substantial resources enable a company to support many regulatory applications simultaneously, thereby improving the likelihood of at least some of its generic drugs being among the first to receive regulatory approval. Drug companies have also increasingly introduced generic versions of their own proprietary products prior to the expiration of the patents for those drugs in efforts to obtain greater market share following expiration of the applicable patents. In addition, the market for the Company's products and proposed products is characterized by frequent product improvements and evolving technology. The Company's revenues and profitability could be adversely affected by technological change. Competitors may develop products which may render the Company's products or proposed products uneconomical or result in products being commercialized that may be superior to the Company's products. In addition, alternative treatments for cancer could be developed, which would have a material adverse effect on the Company.

     UNCERTAIN PROTECTION OF PATENTS AND PROPRIETARY RIGHTS. Patents concerning pharmaceutical products generally are highly uncertain, involve complex legal, scientific and factual questions and have recently been the subject of much litigation. To date, no consistent policy has emerged regarding the breadth of claims allowed or the degree of protection afforded under these patents. Accordingly, there can be no assurance that patent applications which underlie the Company's licenses will result in patents being issued, or that, if issued, the patents will afford protection against competitors with similar technology. Although the Company is not aware of any claim against it for infringement, the Company's ability to commercialize its products and proposed products depends on not infringing the proprietary rights of competitors. Laws regarding the enforceability of intellectual property vary from country to country. Therefore, there can be no assurance that intellectual property issues will be uniformly resolved, or that local laws will provide the Company with consistent rights and benefits. In addition, there can be no assurance that competitors will not be issued patents which may prevent the manufacturing or marketing of the Company's products or proposed products or require licensing and the payment of fees or royalties by the Company in order for the Company to be able to manufacture or market certain products.

     FDA, INTERNATIONAL AND OTHER GOVERNMENTAL REGULATORS. The development, manufacturing and marketing of the Company's products and proposed products is subject to extensive and rigorous governmental regulations in the United States and other countries. The process of obtaining and maintaining required regulatory approvals is lengthy, expensive, and uncertain. In the United States, the United States Food and Drug Administration ("FDA") regulates, where applicable, the development, testing, labeling, manufacturing, registration, notification, clearance or approval, marketing, distribution, recordkeeping, and reporting requirements for drugs. The Company has not received FDA approval to market any of its products or proposed products in the United States. The Company has submitted abbreviated new drug applications ("ANDAs") to the FDA for eight generic oncological products. The average time for obtaining FDA approval for ANDAs is one to three years. However, due to management's prior experience in submitting ANDAs to the FDA, the Company believes it will be able to obtain FDA approval of these ANDAs in approximately one to two years from the date of the submission of the applications. There can be no assurance, however, that any of the Company's products or proposed products will obtain regulatory approval in the time periods indicated or will ever obtain the regulatory clearance or approval required for marketing in the United States. Delays in any part of the approval process or the inability of the Company to obtain regulatory approval of its products, proposed products or facilities could adversely affect the Company.

     The Company will be subject to the FDA's current good manufacturing practices ("cGMP"), current good laboratory practices ("cGLP") and extensive record keeping and reporting requirements for manufacturing products for sale in the United States. As a result, the Company's manufacturing facilities will be subject to periodic inspections by the FDA and other United States federal agencies when the Company's products are offered for sale in the United States. The Company's operations were inspected on a preliminary basis by the FDA, and FDA comments were not atypical for a startup company. The Company expects to satisfactorily address all of those comments. However, there can be no assurance it will pass any subsequent inspections by the FDA. The Company has retained independent consultants to assist it in complying with FDA standards including the cGMP requirements. Failure to comply with applicable regulatory requirements can result in, among other things, import detentions, fines, civil penalties, suspensions or losses of approvals, recalls or seizures of products, operating restrictions and criminal prosecutions.

     To date, substantially all of the Company's revenues have been derived from the sales of its products in Switzerland and Germany. The distribution of the Company's products and proposed products outside the United States is subject to extensive governmental regulations. These regulations, including the requirements of inspections and approvals to market, the time required for regulatory review and the sanctions imposed for violations, vary from country to country. There can be no assurance that the Company will pass any such inspections, that the Company or its collaborators will obtain or maintain the required regulatory approvals in any particular country or that the Company will not be required to incur significant costs in obtaining or maintaining its regulatory approvals. Failure to obtain necessary regulatory approvals, the restriction, suspension or revocation of existing approvals or any other failure to comply with regulatory requirements could have a material adverse effect on the Company.

     Because the Company's products are currently being sold primarily in Switzerland and Germany, the Company is subject to regulation by these countries, and the European Medicines Evaluation Agency ("EMEA") of the European Union ("EU"). In Germany, drugs for human use may be sold only if they are approved in advance by either the German regulatory authority or the EU after a review of all applicable safety, quality and effectiveness data. Clinical trials in Germany are monitored by the state authorities and must comply with those portions of the EU good clinical practices recommendation that have been adopted into German law. In practice, it takes the German authority generally three to five years to approve drugs for use on humans, although the Company believes it will receive regulatory approval for certain of its proposed products earlier.

     In Switzerland, approval of the production and sale of drugs for human use is regulated on a cantonal level rather than a federal level. The cantons of Switzerland have organized the Intercantonal Office for the Control of Medications ("IKS") as an authority for the approval of pharmaceuticals. Based on approval by the IKS, the cantons then grant permission for the production and sale of such approved pharmaceuticals, although each canton is still entitled to deny approval of a particular medication.

     The IKS reviews all applicable safety, quality and efficacy data as well as data relating to the cost effectiveness of a particular product. To obtain approval from the IKS, the manufacturer must submit analytical, chemical, pharmacological and toxicological data based on animal trials and human clinical studies. The IKS also will inspect the manufacturing facility to determine if the manufacturer is complying with good manufacturing practices before approval is granted to produce the drug product. For generic products, pharmacological and toxicological data is not required to be submitted to the IKS. To date, all of the Company's pharmaceutical products which have been approved by the IKS are generic products. There can be no assurance, however, that the Company will maintain the required regulatory approvals to market its proposed products in Switzerland.

     RESTRICTIONS ON RETAINED EARNINGS. The Company is a Delaware corporation which owns 100% of the capital stock of two Swiss corporations. The Swiss Federal Code of Obligation provides that at least 5% of a Swiss company's net income each year must be appropriated to a legal reserve until such time as the reserve equals 20% of the company's paid-in share capital. In addition, 10% of any distribution made by a company in excess of a 5% dividend also must be appropriated to the Company's legal reserve. The reserve of up to 50% of the share capital is not available for distribution to stockholders. These requirements may adversely impact the amount of dividends to be issued by the Company through its subsidiaries and may limit cash flow.

     ENVIRONMENTAL MATTERS. As an enterprise engaged in the pharmaceutical business in Switzerland, the Company's facilities are or will be subject to comprehensive environmental laws and regulations governing, among other things, air emissions, waste water discharge and solid and hazardous waste disposal. Although there can be no assurance, the Company believes its current facilities are in compliance in all material respects with applicable Swiss environmental laws. However, environmental laws have changed in recent years and the Company may become subject to increasingly stringent environmental standards in the future. While the Company anticipates that from time to time it will incur capital expenditures in connection with environmental matters, it is unable to predict the extent or timing of future expenditures which may be required in connection with complying with environmental laws. There can be no assurance that future developments, administrative actions or liabilities arising from environmental matters will not have a material adverse effect on the Company.

     DEPENDENT ON THIRD-PARTY REIMBURSEMENT; PRICE CONTROLS; HEALTH CARE REFORM MEASURES. The Company's success in generating revenues from the sale of certain products may depend on the extent to which reimbursement for the costs of such products and related treatments will be available from third-party payors such as government health administration authorities, private insurance companies, self-insured employers, health maintenance organizations and other organizations. The level of revenues and profitability of the Company, like those of other companies in the pharmaceutical industry, are affected by the continuing efforts of third-party payors to contain or reduce the costs of health care by lowering reimbursement or payment rates, increasing case management review of services and negotiating reduced contract pricing and reimbursement caps.

     In some markets outside of the United States, such as Germany, government reimbursement is generally available for the purchase of the Company's products and proposed products, subject to constraints such as reimbursement limitations. In addition, third-party payors may refuse to provide reimbursement in cases where drugs such as oncological drugs are used for unapproved uses. Approximately 70% of the drugs sold in Germany are subject to maximum reimbursement. To date, no oncological products have been affected by a maximum reimbursement limitation, although there can be no assurance that the Company's oncological products or proposed products will not be affected by a maximum reimbursement limitation in the future. Although a manufacturer may sell its products at prices that are higher than the maximum reimbursement rate, patients are required to pay any difference between that price and the maximum reimbursement rate. If the products of the Company become subject to a maximum reimbursement rate, this may adversely affect the prices the Company will be able to charge.

     In Switzerland, reimbursement for pharmaceutical products is regulated on the federal level. There are two categories of drugs subject to reimbursement. The first category consists of medications which are required to be reimbursed by private health insurers. The second category contains medications for which reimbursement by health insurers is recommended. Private health insurers generally provide reimbursement for products on the recommended list. There can be no assurance that payments under governmental and third-party payor programs will remain at levels comparable to present levels or will, in the future, be sufficient to cover the costs allocable to patients eligible for reimbursement pursuant to such programs.

     From time to time, the Clinton Administration, the U.S. Congress and legislators of certain foreign governments have proposed or are considering a variety of reforms to the health care systems. The Company cannot predict what health care reform legislation, if any, will be enacted in the United States or elsewhere. Changes in the health care system in the United States or elsewhere could have a significant impact on the manner in which the Company conducts its business and may impose additional regulations governing the conduct of the Company's business. These changes could have a material adverse effect on the Company.

     POTENTIAL PRODUCT LIABILITY; AVAILABILITY OF INSURANCE; RISK OF PRODUCT RECALL. The testing, clinical trials, manufacturing, and marketing of the Company's products and proposed products involve the inherent risks of product liability claims or similar legal theories against the Company, some of which may cause the Company to incur significant defense costs. Although the Company currently maintains product liability insurance coverage which it believes is adequate, there can be no assurance that the coverage limits of its insurance are adequate or that all such claims will be covered by insurance. In addition, these policies generally must be renewed every two years. While the Company has been able to obtain product liability insurance in the past, there can be no assurance it will be able to obtain insurance in the future on its products or proposed products. Product liability insurance varies in cost, can be difficult to obtain and may not be available in the future on terms acceptable to the Company, if it is available at all. A successful product liability claim or other judgment against the Company in excess of its insurance coverage could have a material adverse effect upon the Company or its reputation. Certain of the Company's collaborative arrangements contain cross indemnification provisions with respect to product liability claims concerning products covered by the arrangements. The Company may be required to make payments, which in some cases could be substantial, under these arrangements. In addition, products such as those sold or proposed to be sold by the Company may be subject to recall for unforeseen reasons. Such a recall could have a material adverse effect on the Company and its reputation. In Germany, an injured party may recover for damages on a strict liability basis without having to prove negligence on the part of the manufacturer or distributor. In Switzerland, there is no special product liability law for pharmaceuticals. The Swiss federal product liability law, which covers drug products, provides that manufacturers are subject to strict liability for injuries caused by defective products.

     UNCERTAINTY OF CURRENCY FLUCTUATIONS. All of the Company's revenues for the fiscal years ended December 31, 1993 through 1997 were derived from sales outside of the United States. Because the Company's international operations are conducted in various foreign currencies, it may be materially and adversely affected by fluctuations in currency exchange rates. As a result, the Company will be exposed to foreign currency exchange risks due to fluctuations in the exchange rates between the foreign currencies and the U.S. dollar. If the Company executes hedging transactions, there can be no assurance that the Company will be successful in these activities.

     DEPENDENCE ON KEY PERSONNEL. The Company is dependent on the experience, abilities and continued services of John G. Tramontana, its Chairman of the Board, President and Chief Executive Officer. The Company has entered into a five-year employment agreement with Mr. Tramontana which expires in 2001 and has obtained a $2,000,000 key man life insurance policy on the life of Mr. Tramontana, for the benefit of the Company. The loss or reduction of services of Mr. Tramontana or any other key employee could have a material adverse effect on the Company. In addition, the Company's future success depends in large part upon its ability to attract and retain highly qualified personnel, including experienced manufacturing personnel. The Company faces competition for such personnel from other companies and organizations, many of which have significantly greater resources than the Company. There can be no assurance that the Company will be able to attract and retain the necessary personnel on acceptable terms or at all.

     CONTROL OF COMPANY. The Company's directors and executive officers beneficially own, in the aggregate, approximately 2,845,000 shares of the outstanding Common Stock, representing approximately 59.2% of the issued and outstanding Common Stock. Accordingly, these persons will be in a position to control the management and policies of the Company in general, and can determine the outcome of many corporate transactions or other matters submitted to the Company's stockholders for approval. See "SHARES ELIGIBLE FOR FUTURE SALE; EXERCISE OF REGISTRATION RIGHTS."

     ENFORCEABILITY OF CIVIL LIABILITIES AGAINST THE COMPANY. Substantially all of the assets of the Company are located outside of the United States. As a result, it may be difficult for investors to enforce judgments against the Company obtained in United States courts including judgments predicated on the civil liability provisions of the United States securities laws. The United States does not currently have a treaty providing for reciprocal recognition and enforcement of judgments in civil and commercial matters with Switzerland or Germany and there is doubt whether (i) a final judgment for the payment of money rendered by a Federal or state court in the United States based on civil liability, whether or not predicated solely upon the civil liability provisions of the United States securities laws, would be enforceable in Switzerland or Germany against the Company and (ii) an action could be brought in Switzerland or Germany against the Company in the first instance on the basis of liability predicated solely upon the provisions of the United States securities laws.

     CONTINUED QUOTATION ON THE NASDAQ SMALLCAP MARKET -SM- - The Company's Common Stock is quoted on the Nasdaq SmallCap Market -SM-. However, there can be no assurance that it will be able to satisfy the criteria for continued quotation on the Nasdaq SmallCap MarketSM. Failure to meet the maintenance criteria in the future may result in the Common Stock not being eligible for quotation on the Nasdaq SmallCap MarketSM or otherwise. In such event, an investor may find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, the Common Stock.

     POSSIBLE ADVERSE EFFECTS OF ISSUANCE OF PREFERRED STOCK; ANTI-TAKEOVER PROVISIONS. The Company's Restated and Amended Certificate of Incorporation ("Restated Certificate") authorizes the issuance of a maximum of 5,000,000 shares of preferred stock, par value $.001 per share ("Preferred Stock"), with designations, rights and preferences as determined from time to time by the Board of Directors. As a result of the foregoing the Board of Directors can issue, without further stockholder approval, Preferred Stock with dividend, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of the Common Stock. The issuance of Preferred Stock could, under certain circumstances, discourage, delay or prevent a change in control of the Company. In addition, the issuance of Preferred Stock could dilute the rights of holders of the Common Stock and the market price of the Common Stock. There can be no assurance that the Company will not issue Preferred Stock at some future date. The Company is subject to Delaware General Corporation Law ("DGCL") provisions that prohibit the Company from entering into certain business combinations without the approval of its Board of Directors which could prohibit or delay mergers or other transactions or changes in control with respect to the Company. Such provisions, accordingly, may discourage attempts to acquire the Company.

     SHARES ELIGIBLE FOR FUTURE SALE; EXERCISE OF REGISTRATION RIGHTS. On May 28, 1998, the Company signed an agreement with Jericho II L.L.C. ("Jericho") regarding the terms on which Jericho will guarantee a line of credit from a commercial institution to the Company in an amount up to $6.0 million. On May 28, 1998, the Company, in consideration of the guarantee, delivered warrants to Jericho to purchase 1,000,000 shares of convertible preferred stock (the "Preferred Stock") at a price per share equal to $2.5625 and having a term of 10 years (the "Warrants"). The Preferred Stock shall be convertible to Common Stock on a one-to-one basis, with such conversion rate to adjust to reflect diluting issuance of equity securities by the Company and also to adjust for stock splits, dividends, combinations and similar events. The Preferred Stock shall be entitled to five votes per share and shall vote together with the Common Stock in addition to having certain special approval rights. The Preferred Stock shall have a liquidation preference equal to the purchase price per share. The Warrants shall include a net exercise clause (to permit the conversion of the Warrants into shares having a fair market value equal to the spread between the exercise price and the then fair market value) and the shares issuable on exercise shall be entitled to piggyback registration rights, subject to standard underwriter's cutback. John G. Tramontana, Chairman of the Board, President and Chief Executive Officer of the Company, has a 50% ownership interest in Jericho. In addition, the Company has granted outstanding warrants to purchase shares of Common Stock to the following entities and individuals: LT Lawrence Co., Inc. (130,600 shares), Joel L. Gold (22,867 shares), Eric M. Chen (11,433 shares), Caesar Fraschilla (2,100 shares) and Jericho (500,000 shares). All of these warrants (the "Other Warrants") contain anti-dilution provisions providing for an adjustment of the exercise price and proportionate adjustment in the number of shares issuable upon the occurrence of certain events. In addition, the holders of some of these Other Warrants have been granted certain registration rights upon exercise of the Other Warrant. The sale, or availability for sale, of the Common Stock underlying the Warrants and the Other Warrants in the public market could adversely effect the prevailing market price of the Common Stock and could impair the Company's ability to raise additional capital.

                               AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the rules and regulations promulgated thereunder, and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission ("SEC" or the "Commission"). Reports, proxy statements and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Regional Offices of the SEC at Seven World Trade Center, Suite 1300, New York, New York and at Suite 1400, 500 West Madison Street, Chicago, Illinois. Copies of such information can be obtained by mail from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Access to such information is also available on the Internet from the SEC's "EDGAR" World Wide Web page, using a World Wide Web browser and the address http://www.sec.gov.

     Reports and other information concerning the Company can also be inspected at the NASDAQ Stock Market, Inc., 1735 K Street, Washington, D.C. 20006 and The Boston Stock Exchange, One Boston Place, Boston, Massachusetts 02108.

     This Prospectus constitutes a part of a Registration Statement on Form S-3 (the "Registration Statement") filed by the Company with the Commission under the Securities Act of 1933, as amended (the "Securities Act") with respect to the Shares offered hereby. In accordance with the rules and regulations of the Commission, this Prospectus omits certain of the information contained in the Registration Statement. Reference is hereby made to the Registration Statement and related exhibits and the documents incorporated herein by reference for further information with respect to the Company and the Company's Common Stock. Statements contained herein or incorporated herein by reference concerning the provisions of any document are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference. The Registration Statement, including the exhibits and schedules thereto, is also available on the Commission's Web site at http://www.sec.gov.

     This Prospectus contains certain forward-looking statements that involve substantial risks and uncertainties. When used in this Prospectus, the words "anticipate," "believe," "estimate," "intend" and "expect" and similar expressions are intended to identify such forward-looking statements. The Company's actual results, performance or achievements could differ materially from the results expressed in or implied by these forward-looking statements.

     Factors that could cause or contribute to such differences include those discussed in "Risk Factors". Prospective investors should consider carefully these factors, the other information set forth in this Prospectus, as well as other factors discussed from time to time in the Company's reports, filed with the Commission.


                       INFORMATION INCORPORATED BY REFERENCE

The Company incorporates herein by reference the following documents it has previously filed with the Commission (File No. 1-14416) pursuant to the Exchange
Act:

     (a) the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997;

     (b) the Company's Quarterly Report on Form 10-Q for the fiscal quarters ended March 31, 1998 and June 30, 1998;

     (c)  the Company's Current Report on Form 8-K filed June 5, 1998; and

     (d) the description of the Company's Common Stock contained in the Company's Registration Statement on Form S-1, declared effective June 19, 1996.

     All documents and reports subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Shares shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will furnish without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all the documents incorporated herein by reference, other than exhibits to such documents unless such exhibits are specifically incorporated by reference in such documents, and any other documents specifically identified herein as incorporated by reference into the Registration Statement to which this Prospectus relates or into such other documents. Requests should be addressed to: Investor Relations, Bigmar, Inc., 9711 Sportsman Club Road, Johnstown, Ohio 43031-9141, Telephone: (740)
966-5800.

                                    THE COMPANY

     The Company is currently engaged in manufacturing and marketing 20 types of IV Solutions and generic oncological products in Europe. Over the next 24 months, the Company's strategy is to manufacture and market generic oncological drugs targeted for world markets. The Company has received general approval from the Swiss Intercantonal Office for the Control of Medications for the production of all injectible pharmaceutical products. The Company has also submitted eight ANDAs to the FDA.

The Company's executive offices are located at 9711 Sportsman Club Road, Johnstown, Ohio 43031-9141. The Company's telephone number is (740) 966-5800.

                                SELLING STOCKHOLDER

On August 29, 1998, the Company issued 150,000 shares of common stock to the Selling Stockholder named below at a price of $2.00 per Share.


                                                                                                NUMBER OF
                                                                              MAXIMUM             SHARES
                           NUMBER OF SHARES                                  NUMBER OF         BENEFICIALLY            PERCENT
       SELLING        BENEFICIALLY OWNED PRIOR          PERCENT OF             SHARES           OWNED AFTER              OF
     STOCKHOLDER            TO OFFERING (1)             OUTSTANDING         OFFERED (1)          OFFERING            OUTSTANDING

--------------------------------------------------------------------------------------------------------------------------------
 Banca del Gottardo             200,000                    4.8%               150,000             350,000                8.1%


     (1) The shares to be sold shall include, in addition to the numbers indicated, any additional shares of Common Stock of the Company that become issuable in connection with the Shares by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that results in an increase in the number of outstanding shares of the Company's Common Stock.

     In August 1997, the Company entered into a Note Purchase, Paying, and Conversion Agency Agreement (the "Note Agreement") with Banca del Gottardo. Under the Note Agreement, the Company issued 8% notes, due August 29, 2002, with interest payable semi-annually in February and August. After January 1, 1998, the notes are convertible into 761,905 shares of the Company's common stock at an initial conversion price of $5.25 per share. Net proceeds from the notes were $3,670,000 after deductions of commissions and related expenses. The notes can be repaid at the option of the Company before the due date at 110% of the principal amount due. In compliance with the terms of the Note Agreement, the Company registered with the Commission the shares of the Company's common stock into which the note may be converted pursuant to a Registration Statement on Form S-3 originally filed on December 31, 1997 and amended on June 5, 1998.


                      PLAN OF DISTRIBUTION AND OFFERING PRICE

     The Shares may be sold from time to time by the Selling Stockholder, or by its pledgees, donees, transferees or other successors in interest. Such sales may be made on one or more exchanges or otherwise at prices and at terms then prevailing or at prices related to the then current market price or in negotiated transactions. The Shares may be sold by any one or more of the following: (a) a block trade in which the broker or dealer so engaged will attempt to sell the Shares as agent but may purchase and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) an exchange distribution in accordance with the rules of such exchange; and (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers. In effecting sales, brokers or dealers engaged by the Selling Stockholder may arrange for other brokers or dealers to participate. Brokers and dealers will receive commissions or discounts from the Selling Stockholder in amounts to be negotiated prior to the sale. The Selling Stockholder and any brokers or dealers participating in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales, and any commissions received by such broker-dealers and any profits realized on the resale of Shares by them may be deemed to be underwriting discounts and commissions under the Securities Act. The Selling Stockholder may agree to indemnify such broker-dealers with respect to the Shares offered hereby against certain liabilities, including certain liabilities under the Securities Act.

     The Company will pay the registration expenses incident to the offering and sale of the Shares to the public. Such expenses (estimated to be $10,090.00) include legal and accounting expenses, filing fees payable to the Commission, applicable state "blue sky" filing fees and printing expenses. The Company, however, will not pay for any expenses, commissions or discounts of underwriters, dealers or agents for the Selling Stockholder.

     Any underwriters, brokers, dealers and agents who participate in any such sale may also be customers of, engage in transactions with or perform services for the Company or the Selling Stockholder in the ordinary course of business.

     The Company's Common Stock is currently traded on the NASDAQ SmallCap Market-SM- and on The Boston Stock Exchange. The public offering price for any Shares that are sold will be determined by the price indicated on such systems at the time such sale occurs, or at such price as shall be determined through private negotiations between the buyer and the Selling Stockholder or its agent.

                                 VALIDITY OF STOCK

The validity of the Shares will be passed upon for the Company by Bricker & Eckler LLP, Columbus, Ohio.


                                      EXPERTS

     The consolidated financial statements as of December 31, 1997 and 1996, and for each of the years in the three-year period ended December 31, 1997, included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997, have been incorporated by reference in this Prospectus and Registration Statement on Form S-3 in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG Peat Marwick LLP contains an explanatory paragraph that states the Company has suffered recurring losses from operations, and anticipates it will require additional financing in order to complete the validation of its manufacturing plant and equipment and to fund its operations during 1998. These factors raise substantial doubt about the Company's ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

                                      PART II

                       INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The expenses in connection with the issuance and distribution of the securities being registered, other than underwriting compensation, are:


     SEC Filing Fee for Registration
     Statement . . . . . . . . . . . . . . . . . . . . . . .      $    90.00
                                                                  -----------
     Accounting
     Fees. . . . . . . . . . . . . . . . . . . . . . . . . .      $ 3,500.00*
     Legal Fees and
     Expenses. . . . . . . . . . . . . . . . . . . . . . . .      $ 4,000.00*
     Miscellaneous . . . . . . . . . . . . . . . . . . . . .      $ 2,500.00*
                                                                  -----------

          TOTAL. . . . . . . . . . . . . . . . . . . . . . .      $10,090.00*
                                                                  -----------
     *Estimated Amount


     All of the expenses listed above will be borne by the Company.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Company has included in its Restated Certificate provisions to indemnify its directors and officers to the fullest extent permitted by Delaware law. The Company's Restated Certificate also includes provisions to eliminate the personal liability of the Company's directors and officers to the fullest extent permitted by Delaware law. Under current law, such exculpation would extend to an officer's or director's breaches of fiduciary duty, except for (i) breaches of such person's duty of loyalty, (ii) those instances where such person is found not to have acted in good faith and (iii) those instances where such person received an improper personal benefit as the result of such breach.

     The Company's Restated By-Laws ("By-Laws") provide that the Company may indemnify any person, including officers and directors, with regard to any action or proceeding to the fullest extent permitted by Delaware law.

     The Company has entered into an indemnification agreement ("Indemnification Agreement") with each of its directors and officers. Each Indemnification Agreement provides that the Company will indemnify the indemnitee against expenses, including reasonable attorneys' fees, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any civil or criminal action or administrative proceeding arising out of his performance of his duties as a director or officer, other than an action instituted by the director or officer. Such indemnification is available if the indemnitee acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action, had no reasonable cause to believe his conduct was unlawful. Each Indemnification Agreement also requires that the Company indemnify the director or other party thereto in all cases to the fullest extent permitted by applicable law. The term of each Indemnification Agreement is the later of (i) 10 years after the date that the indemnitee ceases to serve as a director or officer of the Company, or (ii) the final termination of all proceedings, as defined in the Indemnification Agreement, in which the indemnitee is granted rights of indemnification.

     Each Indemnification Agreement permits the indemnitee to bring suit to seek recovery of amounts due under such Indemnification Agreement and requires that the Company indemnify the director or other party thereto in all cases to the fullest extent permitted by applicable law.

     The Company has purchased a directors' and officers' insurance policy providing coverage of $1.0 million. This policy has a premium of $62,500 and expires in June 1999.

     It is the position of the Commission that insofar as the Company's Restated Certificate, By-Laws or any Indemnification Agreement may be invoked by any director, officer or stockholder as a means of indemnifying them against liabilities arising under the Securities Act, that such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 16. EXHIBITS


4.1     Restated and Amended Certificate of Incorporation (1)

4.1(a)  Certificate of Correction to Restated and Amended Certificate of
Incorporation (1)

4.2     Restated By-Laws (1)

4.2(a)  Amendment to Restated By-Laws (1)

5.1 Opinion of Bricker & Eckler LLP regarding the legality of the securities being registered

23.1    Consent of KPMG Peat Marwick LLP

23.2    Consent of Bricker & Eckler LLP (included in Exhibit 5.1)

24      Power of Attorney

(1) Incorporated by reference to the Company's Registration Statement No. 333-3830, declared effective by the Commission on June 19, 1996.

ITEM 17. UNDERTAKINGS.

     (a) The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to
          Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for the indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                     SIGNATURES

PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF JOHNSTOWN, STATE OF OHIO, ON SEPTEMBER 30, 1998.

                                    BIGMAR, INC.

                         BY:  /s/ WILLIAM R. ASH, III
                              ------------------------------------
                              WILLIAM R. ASH, III
                              CHIEF FINANCIAL OFFICER
                              (PRINCIPAL FINANCIAL OFFICER)

PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.


      SIGNATURE                      CAPACITY                    DATE
      ---------                      --------                    ----
                           Chairman of the Board of Directors     September 30, 1998
 /s/ JOHN G. TRAMONTANA    and Chief Executive Officer
 -----------------------   (Principal Executive Officer)
 JOHN G. TRAMONTANA
                                                                  September 30, 1998
 /s/ WILLIAM R. ASH, III   Chief Financial Officer
 -----------------------   (Principal Financial Officer)
 WILLIAM R. ASH, III
                                                                  September 30, 1998
 /s/ FABIO GIOVANNINI      Director
 -----------------------
 FABIO GIOVANNINI
                                                                  September ___, 1998
                           Director
 -----------------------
 BERNARD KRAMER


 /s/ JOHN R. MORRIS
 -----------------------   Director                               September 30, 1998
 JOHN R. MORRIS
                                                                  September ___, 1998
                           Director
 -----------------------
 MASSIMO PEDRANI
                                                                  September 30, 1998
 /s/ MICHAEL K. MEDORS    Treasurer, Secretary, and Director
 -----------------------  (Principal Accounting Officer)
 MICHAEL K. MEDORS        And as Attorney in Fact for Messrs.
                          Tramontana, Giovannini and Morris,
                          in the designated capacities
                          pursuant to power of attorney dated
                          September 30, 1998, and filed with
                          this Registration Statement on that
                          date.


                                INDEX TO EXHIBITS

           EXHIBIT   DESCRIPTION
           NO.
           4.1       Restated and Amended Certificate of     Incorporated by
                     Incorporation                           Reference

           4.1 (a)   Certificate of Correction to Restated   Incorporated by
                     and Amended Certificate of              Reference
                     Incorporation

           4.2       Restated By-Laws                        Incorporated by
                                                             Reference

           4.2 (a)   Amendment to Restated By-Laws           Incorporated by
                                                             Reference

           5.1       Opinion of Bricker & Eckler LLP         Included herein

           23.1      Consent of KPMG Peat Marwick LLP        Included herein


           23.2      Consent of Bricker & Eckler LLP         Included in
                                                             Exhibit 5.1

           24        Power of Attorney                       Included herein